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                                                                    EXHIBIT 99.1

NORTHWAY FINANCIAL, INC.   9 Main Street
                           Berlin, New Hampshire 03570

Contact: Richard P. Orsillo
         Senior Vice President
         and Chief Financial Officer
         603-752-1171                                   FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES FOURTH QUARTER
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, January 31, 2006...Northway Financial, Inc. (the "Company") (NASDAQ: NWFI) reported net income for the quarter ended December 31, 2005 of $69,000, or $0.05 per share-basic, compared to $934,000, or $0.62 per share-basic, for the same quarter in 2004, a decrease of $865,000 or 93%. Net income for the year ended December 31, 2005 was $2,673,000, or $1.78 per share-basic, compared to $3,388,000, or $2.26 per share-basic, for the year ended December 31, 2004, a decrease of $715,000 or 21% .

         Commenting on the fourth quarter and annual results, William J. Woodward, President and Chief Executive Officer of the Company, stated: "During the fourth quarter, several major steps were taken as part of our ongoing plan to improve the operating efficiency and profitability of the Company. One of the most notable events was the consolidation on October 1, 2005, under the name Northway Bank, of our two operating subsidiaries, The Berlin City Bank and Pemigewasset National Bank of Plymouth, NH. Also in this quarter: the Bank's investment portfolio was restructured, the two branches located in Shaw's supermarkets in Berlin and North Conway were closed, and we entered into an agreement to acquire in the spring of 2006 two branches in Tilton and Belmont from Washington Mutual (branches previously owned by Providian National Bank). In addition, because the data processing and item processing operations in West Plymouth were relocated and consolidated in Berlin earlier in the year this facility was sold along with several properties which had become non-strategic.

         Several of these repositioning actions resulted in one-time costs, some of which significantly impacted the fourth quarter and others of which impacted earlier quarters of the year. We expect that each of these initiatives will result in efficiencies and other benefits that will have a positive impact on earnings in future years."

         Mr. Woodward further explained that, throughout 2005, there were significant increases in the volume of direct consumer, commercial, and mortgage loans, resulting in an improvement in the mix and profitability of the loan portfolio.

         "All in all, 2005 has been a very busy year for Northway Financial, and we feel that we are strongly positioned to continue building the Company to perform well in a very competitive banking environment," Mr. Woodward concluded.

         The Company declared a quarterly dividend on January 31, 2006 of $0.18 per share, payable February 20, 2006 to shareholders of record on February 10, 2006.

         Net interest and dividend income for the fourth quarter of 2005 was $5,730,000 compared to $5,876,000 for the fourth quarter of 2004, a decrease of $146,000. There was no provision for loan losses for the fourth quarter of 2005, compared to $105,000 for the fourth quarter of last year. The provision is established based upon a review of the adequacy of the allowance for loan losses. This review includes consideration of, among other factors, the Company's loan loss experience and the Company's decision to terminate indirect auto lending. At December 31, 2005 the allowance for loan losses was 1.12% of total loans, compared to 1.10% at December 31, 2004. Net securities losses for the quarter were $761,000 compared to net securities gains of $13,000 for the same period last year. During the quarter, the Company repositioned a segment of the securities portfolio by purchasing approximately $20 million in municipal bonds. To accomplish this, the Company sold $10 million of US Government Agency bonds and $4 million of corporate bonds, at a loss of $688,000. Other noninterest income for the quarter increased $57,000 to $1,138,000 compared to $1,081,000 for the same period last year. Other noninterest expense was $6,272,000 for the quarter, compared to $5,517,000 for the same period last year, an increase of $755,000. During the quarter, the Company realized merger-related expenses totaling approximately $620,000.

         Net interest and dividend income for the year ended December 31, 2005 increased $330,000 to $23,176,000, compared to $22,846,000 for the same period last year. The provision for loan losses for the year ended December 31, 2005 decreased $420,000 to $75,000, compared to $495,000 for the same period a year ago. Net securities losses for the year ended December 31, 2005 were $551,000 compared to net securities gains of $753,000 for the same period a year ago due primarily to the securities losses recognized during the fourth quarter. Other noninterest income increased $203,000 to $4,547,000 for the year ended December 31, 2005, compared to $4,344,000 for the same period last year. Other noninterest expense increased $1,188,000 to $23,582,000 for the year ended December 31, 2005, compared to $22,394,000 for the same period last year. For the year, merger-related expenses totaled approximately $1,161,000, one-time costs associated with the relocation and consolidation of certain back room functions were approximately $120,000 and branch closure expenses were approximately $125,000.

         At December 31, 2005, the Company had total assets of $632,734,000 compared to $638,418,000 at December 31, 2004. Net loans, including loans held-for-sale, at December 31, 2005 decreased $14,137,000 to $455,676,000, compared to December 31, 2004. Investments, including federal funds sold, at December 31, 2005 increased $5,572,000 to $123,560,000 compared to December 31, 2004. Total deposits were $464,456,000 at December 31, 2005, a decrease of $10,903,000 compared to December 31, 2004. Total borrowings at December 31, 2005 increased $5,095,000 to $114,983,000 compared to $109,888,000 at December 31,
2004. Total stockholders' equity at December 31, 2005 increased $740,000 to $50,250,000 compared to December 31, 2004.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, expectations regarding the impact of the restructuring, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
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                            Northway Financial, Inc.
                      Selected Consolidated Financial Data
                                   (Unaudited)
             (In thousands, except for ratios and per share amounts)

Period end balance sheet data:             December 31,
                                        2005           2004

Total assets                        $  632,734    $  638,418
Loans, net (1)                         455,676       469,813
Investments (2)                        123,560       117,988
Deposits                               464,456       475,359
Borrowings                             114,983       109,888
Stockholders' equity                    50,250        49,510

Book value per share                $    33.70    $    32.93
Tangible book value per share (3)        25.39         24.02
Leverage ratio                            8.96%         8.43%
Shares outstanding                   1,491,174     1,503,574

                                   For the Three Months  For the Twelve Months
                                       Ended Dec. 31,         Ended Dec. 31,
Operating results:                    2005        2004       2005       2004
Net interest and dividend income   $ 5,730     $ 5,876    $23,176    $22,846
Securities (losses) gains, net        (761)         13       (551)       753
Other noninterest income             1,138       1,081      4,547      4,344
Loan loss provision                   --           105         75        495
Other noninterest expense            6,272       5,517     23,582     22,394
Income (loss) before tax              (165)      1,348      3,515      5,054
Income tax expense (benefit)          (234)        414        842      1,666
Net income                         $    69     $   934    $ 2,673    $ 3,388

Earnings per share-basic           $  0.05     $  0.62    $  1.78    $  2.26
Return on average assets              0.04%       0.58%      0.43%      0.54%
0.87 %
Return on average equity              0.55%       7.47%      5.33%      6.97%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
(3) Includes a deduction of $12,384 and $13,400 for goodwill, core deposit intangible and mortgage servicing assets for 2005 and 2004, respectively.